Exhibit 5.1
                     Dr. Zsolt Szita Law Office
H-1015 Budapest, Donáti u. 38. A lh. II. 4.
Phone: +361 787-5489; Fax: +361 784-6782
e-mail: szitadr@t-online.hu
December 2, 2010
Republic of Hungary
Government Debt Management Agency Private Company Limited by Shares
Csalogány u. 9-11.
H-1027 Budapest,
Hungary
Ladies and Gentlemen:
     In our capacity as Hungarian legal advisers to Government Debt Management Agency Private Company Limited by Shares of the Republic of Hungary (the “Republic”), we have reviewed the Registration Statement filed on the date hereof with the United States Securities and Exchange Commission (the “Commission”) under Schedule B (the “Registration Statement”) of the Securities Act of 1933, as amended (the “Act”), including the Prospectus constituting a part thereof (the “Prospectus”), and the forms of underwriting agreement filed as an exhibit thereto on the date hereof and fiscal agency agreement previously filed as an exhibit to the Republic’s Form 18-K/A filed on February 2, 2010 (collectively, the “Agreements”), pursuant to which the Republic proposes to issue and sell its debt securities (the “Securities”).
     In rendering this legal opinion, we have also reviewed the following laws and decrees of the Republic of Hungary pursuant to which the issue of the Securities has been authorized:
a.	Act No. CXXX of 2009 on the annual budget of the Republic of Hungary for the year 2010;

b.	Act No. XXXVIII of 1992 on public finances; and

c.	Government Decree No. 285 of 2001 on Bonds.
     Having considered these documents and such other documents and matters as we deemed necessary, and having regard to the laws of the Republic to which this opinion is limited, we are of the opinion that when the Securities have been duly authorized, issued and executed by the Republic and authenticated, delivered and paid for as contemplated by the Agreements, the Prospectus and any amendment or supplement thereto, the Securities will constitute valid and legally binding obligations of the Republic under and with respect to the present laws of the Republic.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this law office appearing under the heading “Validity of the Securities” in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Zsolt Szita dr.
Zsolt Szita dr.
Attorney-at-law